Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SMITHFIELD FOODS, INC.

ARTICLE I

NAME

The name of the corporation is Smithfield Foods, Inc. (the “Corporation”).

ARTICLE II

SHARES

Section 1. Number. The number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share (“Common Stock”).

Section 2. Voting. Each share of Common Stock shall entitle the record holder thereof to one vote.

Section 3. Action without Meeting. Any action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, if the action is taken by the holders of not less than the minimum number of shares entitled to vote on the action that would be necessary to authorize or take the action at a meeting at which the holders of all shares entitled to vote thereon were present and voted. The action shall be evidenced by one or more written consents or electronic transmissions describing the action taken, signed by the shareholders entitled to take such action without a meeting and delivered to the Secretary of the Corporation for inclusion in the minutes or filing with the corporate records.

Section 4. No Preemptive Rights. Shareholders shall have no preemptive rights to acquire any unissued shares of the Corporation.

Section 5. No Fractional Shares. The Corporation shall not issue any fractional shares.

ARTICLE III

LIMIT ON LIABILITY AND INDEMNIFICATION

Section 1. Definitions. For purposes of this ARTICLE III, the following definitions shall apply:

(a) “Corporation” means this Corporation only and no predecessor entity or other legal entity;

(b) “expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

(c) “liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

(d) “legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

(e) “predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

(f) “proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

Section 2. Limit on Liability. In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Corporation shall not be liable to the Corporation or its shareholders.

Section 3. Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation, or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual’s willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 3 of this ARTICLE III is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 4 of this ARTICLE III; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director’s or officer’s ability to make repayment. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 3 of this ARTICLE III.

Section 4. Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 3 of this ARTICLE III, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 4 of this ARTICLE III is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Section 3 of this ARTICLE III shall be limited by the provisions of this Section 4 of this ARTICLE III.

Section 5. Miscellaneous. The rights of each person entitled to indemnification under this ARTICLE III shall inure to the benefit of such person’s heirs, executors and administrators. Special legal counsel selected to make determinations under this ARTICLE III may be counsel for the Corporation. Indemnification pursuant to this ARTICLE III shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this ARTICLE III or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation’s power to indemnify against such liability. The provisions of this ARTICLE III shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this ARTICLE III or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this ARTICLE III, and to this end the provisions of this ARTICLE III are severable.

Section 6. Amendments. No amendment, modification or repeal of this ARTICLE III shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

ARTICLE IV

DIRECTORS

The number of Directors constituting the Board of Directors shall be designated in the Corporation’s Bylaws.